Exhibit (a)(1)(D)

NOTICE OF WITHDRAWAL OF EXERCISE OF WARRANTS

PURSUANT TO

OFFER TO EXERCISE

WARRANTS TO PURCHASE COMMON STOCK

OF

AMPCO-PITTSBURGH CORPORATION

THE OFFER (AND ASSOCIATED WITHDRAWAL RIGHTS) WILL EXPIRE AT 11:59 P.M. (EASTERN TIME) ON THE EVENING OF JUNE 28, 2022, UNLESS THE OFFER PERIOD IS EXTENDED.

If mailing by first-class mail:

To:          Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS re-Organization Dept.

P.O. Box 1317

Brentwood, NY 11717-0718

or by hand delivery or overnight courier to:

Broadridge Corporate Issuer Solutions, Inc.

Attn: BCIS IWS

51 Mercedes Way

Edgewood, NY 11717

Telephone: (888)-789-8409

Email: shareholder@Broadridge.com

DELIVERY OF THIS NOTICE OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA EMAIL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

I previously received a copy Offer to Exercise to Purchase Common Stock, dated May 31, 2022, and any amendments thereto (the “Offer to Exercise”) of Ampco-Pittsburgh Corporation (the “Corporation”) and properly elected to participate in the Offer to Exercise.

I hereby irrevocably withdraw my previously submitted election to participate in the Offer to Exercise and reject the Offer to Exercise.

I understand that by rejecting the Offer to Exercise, my Series A Warrants, each exercisable for 0.4464 shares of the Corporation’s common stock, $1.00 par value per share (“Common Stock”), will not be exercised pursuant to the terms of the Offer to Exercise and will remain in full force and effect as originally issued with an exercise price of $2.5668 per Series A Warrant (or $5.75 per whole share of Common Stock). I waive any right to receive any notice of the acceptance of this Notice of Withdrawal. All capitalized terms used but not defined herein shall have the meanings ascribed to the Offer to Exercise.

Date: , 2022
(signature)

(print name)
Address:

Telephone:

Fax:

Tax ID:

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any Notice of Withdrawal will be determined by the Corporation in its discretion, which determination shall be final and binding on all parties. The Corporation reserves the right to reject any or all Notices of Withdrawal that the Corporation determines not to be in proper form or the acceptance of which may, in the opinion of the Corporation’s counsel, be unlawful. The Corporation also reserves the right to waive any defect or irregularity in the Notice of Withdrawal, and the Corporation’s interpretation of the terms of the Notice of withdrawal will be final and binding on all parties. No Notice of Withdrawal will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with any Notice of Withdrawal must be cured within such time as the Corporation shall determine. Neither the Corporation nor any other person is or will be obligated to give notice of any defects or irregularities in any Notice of Withdrawal, and no person will incur any liability for failure to give any such notice.

IMPORTANT: THIS NOTICE OF WITHDRAWAL MUST BE RECEIVED BY THE DEPOSITARY AGENT ON OR PRIOR TO THE TIME AND DATE OF EXPIRATION OF THE OFFER TO EXERCISE AT 11:59 P.M. (EASTERN TIME) ON THE EVENING OF JUNE 28, 2022, AS MAY BE EXTENDED BY THE CORPORATION IN ITS SOLE DISCRETION. HOWEVER, IF WE HAVE NOT ACCEPTED YOUR TENDERED SERIES A WARRANTS AND OTHER ACCEPTANCE AND EXERCISE DOCUMENTS BY JULY 27, 2022, WHICH IS THE FORTIETH BUSINESS DAY FROM THE COMMENCEMENT OF THE OFFER TO EXERCISE, YOU MAY CHANGE YOUR MIND AND SUBMIT A NOTICE OF WITHDRAWAL TO US AFTER JULY 27, 2022.